                                                                     EXHIBIT 2.2

        THIS AGREEMENT AMENDING THE SHARE PURCHASE AGREEMENT is made the 24th day of July, 1998

BETWEEN:

               MAGNA INTERNATIONAL INC., a corporation governed by the laws of Ontario, (the "Vendor"),


                                     - and -

               TIERCON HOLDINGS INC., a corporation governed by the laws of Ontario, (the "Purchaser").

RECITALS:

A. TRIAM Automotive Inc. ("TAI"), as vendor, and the Purchaser entered into a share purchase agreement dated July 2, 1998 (the "Share Purchase Agreement") with respect the sale by TAI to the Purchaser of all of the issued and outstanding shares (the "Purchased Shares") in the capital of TRIAM Automotive Canada Inc., a corporation governed by the laws of Ontario (the "Company").

B. TAI has transferred the Purchased Shares to the Vendor, and TAI has assigned all of its rights and obligations under the Share Purchase Agreement to the Vendor.

C. The Vendor and the Purchaser wish to record by this amending agreement certain amendments to the Share Purchase Agreement and certain agreements which have been entered into with respect to the terms of the closing of the purchase and sale contemplated by the Share Purchase Agreement.

        NOW THEREFORE, in consideration of the closing of the purchase and sale contemplated by the Share Purchase Agreement and for other valuable consideration, the parties agree as follows:

1.      SHARE PURCHASE AGREEMENT DEFINITIONS

Unless defined in this Amending Agreement, all words in this Amending Agreement beginning with an initial capital shall have the meaning ascribed to them in the Share Purchase Agreement.


2.      AFFECT OF REDUCTION IN SHAREHOLDERS EQUITY

        a. The definition of "Shareholders Advances Purchase Price" contained in Section 1.1 shall be amended by removing the words " less the reduction in Shareholders Equity from $1,700,000, being the amount of Shareholders Equity as at 30 April 1998 as reflected on the Pro Forma Balance Sheet, to the amount of Shareholders Equity on the Effective Date".

        b.     Section 3.1 shall be amended to read:

               'The amount payable by the Purchaser for the Purchased Shares (the "Purchase Price"), exclusive of all applicable sales and transfer taxes, shall be the amount of $27,000,000 less the sum of $1,721,279 being a reasonable pre-estimate of the anticipated losses that will be suffered by the Business as a result of the current strikes affecting certain operations of General Motors.'

        c. Section 3.7 (e) shall be amended by adding the words "or the Purchase Price, as the case may be," after the words "Shareholders Advances Price" in the second last line of Section 3.7(e).

3.      AUDITED EFFECTIVE DATE BALANCE SHEET

If as a result of the audit of the Effective Date Balance Sheet the operating loss of the Company from April 30, 1998 to the Effective Date is greater or less than $553,119, then the Purchase Price for the Purchased Shares will be adjusted by the amount of such difference (or the difference which may be determined under Section 3.7 of the Share Purchase Agreement), and the Vendor or the Purchaser, as the case may be, shall pay to the other by wire transfer of immediately available funds, certified cheque or bank draft the amount by which the Purchase Price is to be adjusted.

For greater certainty, the only objection which the Purchaser can make under
Section 3.7 to the Effective Date Balance Sheet is with respect to the amount of the operating loss of the Company between April 30, 1998 and the Effective Date.

4.      DEFERRED TAXES

The Purchaser shall have no claim against the Vendor under any provision of the Share Purchase Agreement by reason of the fact that the deferred taxes of the Company as at the

Effective Date or the Closing Date are greater than the amount reflected on the Pro Forma Balance Sheet.


               IN WITNESS WHEREOF the Parties have duly executed this Agreement.

                                        MAGNA INTERNATIONAL INC.

                                          By:___________________________________


                                        TIERCON HOLDINGS INC.

                                          By:___________________________________